Obalon Therapeutics Announces Closing of $10 Million Private Placement
SAN DIEGO, CA, August 27, 2018 – Obalon Therapeutics, Inc. (NASDAQ: OBLN) a vertically integrated medical technology company with the first and only FDA-approved swallowable, gas-filled intragastric balloon system for the treatment of obesity, today announced that it has closed its previously announced private placement of its common stock for aggregate gross proceeds of $10 million. Investors in the offering included certain unaffiliated institutional investors, members of the Company’s management team and the board of directors and certain of their affiliated funds, including Domain Associates and InterWest Partners.
Obalon Therapeutics sold 5,494,506 shares of common stock at a price of $1.82 per share. The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and were sold in a private placement pursuant to an exemption from the registration requirements of the Securities Act. The securities may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Obalon Therapeutics has agreed to file a registration statement covering the resale of the shares of common stock acquired by the investors.
This release does not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction in which such offer or solicitation would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.
About Obalon Therapeutics, Inc.
Obalon Therapeutics, Inc. (NASDAQ:OBLN) is a San Diego-based company focused on developing and commercializing novel technologies for weight loss. The Obalon Therapeutics management team has over 150 combined years of experience in developing and commercializing novel medical technologies with a track record of financial and clinical excellence. For more information, please visit www.obalon.com.
Forward-Looking Statements
To the extent that statements contained in this press release are not descriptions of historical facts regarding Obalon Therapeutics, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause Obalon Therapeutics' future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the product research and development process and risks and uncertainties related to market conditions. Obalon Therapeutics undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Obalon Therapeutics' business in general, please refer to Obalon Therapeutics’ quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 2, 2018, and its current and future periodic reports filed with the Securities and Exchange Commission.
Contact
Investor Contact:
William Plovanic
Chief Financial Officer

Obalon Therapeutics, Inc.
Office: +1 760.607.5103
wplovanic@obalon.com

Media:
Megan Driscoll
EvolveMKD
Office: +1 646.517.4220
mdriscoll@evolvemkd.com